Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Kristina M. Broadbelt (Media)
Assistant Director, PR & Advocacy
Phone (610) 321-2358

Robert A. Doody Jr. (Investors)
Assistant Director, Corporate Communications
Phone (610) 321-6290

VIROPHARMA SUBMITS COMMENTS ON VANCOCIN® DRAFT BIOEQUIVALENCE

GUIDANCE

- Company Calls for Additional Scientific Data and Withdrawal of Guidance -

EXTON, Pa., March 18, 2009 — ViroPharma Incorporated (Nasdaq: VPHM) today announced its submission to the U.S. Food and Drug Administration (FDA) of comments on FDA’s Office of Generic Drugs’ (OGD) December 2008 draft guidance to establish the bioequivalence (BE) of generic copies of Vancocin® (vancomycin hydrochloride capsules).

Vancocin is the only approved product to treat Clostridium difficile-associated pseudomembranous colitis. This infection is one of the most common hospital acquired infections with up to 500,000 cases reported annually in health care facilities across the United States. Clostridium difficile infection (CDI) can be severe, and without proper treatment, the associated complications of the disease can be deadly. Vancocin is also approved to treat enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains

In March 2006, without notice to the public, OGD changed its bioequivalence standard from testing in humans to an in vitro dissolution test because it concluded that Vancocin was a “rapidly dissolving” drug product. In December 2008, OGD published data directly contradicting that conclusion, and at the same time released new draft guidance for establishing bioequivalence to Vancocin. OGD’s new method nonetheless retains in vitro dissolution testing as the means to determine bioequivalence, provided that the generic product has the same inactive ingredients (Q1) and is present in the same amounts (Q2) as Vancocin. For generic versions of Vancocin that are not Ql and Q2 the same as Vancocin, FDA is recommending in vivo BE studies with clinical endpoints in patients with CDI.

The public comment period for the new draft guidance expires on March 19, 2009. OGD has acknowledged the complexity of the issues involved, and specifically stated that the Agency will carefully consider all comments before responding to ViroPharma’s Citizen Petition and finalizing BE recommendations for Vancocin.

“While we appreciate that the FDA has provided a limited level of public process, we continue to vehemently disagree with an approach that we believe places patient lives in the hands of an unproven method that is riddled with assumptions, and the result of a profoundly flawed process which could lead to sub-therapeutic versions of Vancocin,” said Thomas Doyle, ViroPharma’s vice president of strategic initiatives. “We reiterate our willingness to assist FDA in any way we can in the development of a rigorous method that will ensure the approval of safe and effective generic versions of Vancocin. We note in our comments that will we share the data from the ongoing study we are sponsoring at Temple University regarding the GI conditions to be found in patients with CDI, preliminary data from which indicate that CDI patients do not exhibit the healthy GI physiology asserted by OGD. We are also willing to provide FDA with unrestricted financial support for efforts aimed at developing a scientifically rigorous bioequivalence method for generic copies of Vancocin.”

Some of the many points of concern over the draft BE Guidelines described in ViroPharma’s submission include:

•	The December 2008 Draft Guidance method is not correlated with patient outcomes, as the law and good science require.

•	Documented examples repeatedly demonstrate OGD’s poor judgment and bad faith in developing bioequivalence methods for Vancocin.

•

OGD has gone to great lengths to avoid any consideration of the actual environment in which Vancocin will be used - patients with infected GI tracts - to the point of ignoring the cautionary statements contained in the very authority cited by OGD as scientific support for its method, as well as the advice of its own experts.

•

When faced with a safety issue identified in Vancocin’s labeling and by its own 2008 advisory committee - the potential for systemic absorption of the drug at toxic levels and the need for pharmacokinetic (PK) testing to address that safety issue - OGD again turned away from patients with CDI. Instead, they concluded that PK testing is unnecessary because the drug is not absorbed in healthy patients who are not infected with CDI.

•

By focusing exclusively on the lower GI tract, the December 2008 Draft Guidance fails to account for another indicated use of Vancocin - Staphylococcus aureus GI infections - which occur in both the upper and lower GI tract.

•

OGD’s Q1Q2 sameness standard is flawed and incomplete. OGD acknowledges that inactive ingredients may affect product performance, and that the state of knowledge in this area is underdeveloped. However, OGD proposes without explanation that a Q1Q2 standard developed for oral solutions will nonetheless apply to Vancocin, an oral capsule product. Then, OGD backs off the sameness supposedly ensured by the Q1Q2 standard, and permits generic applicants to vary their inactive ingredients in the absence of any standards to evaluate the effect of such variations on the generic product’s performance.

“OGD’s extensive litany of errors and omissions not only required an equally extensive response, but should cause many to question, as we do, whether OGD has abrogated its decision-making role in bioequivalence method development for Vancocin,” continued Doyle.

While ViroPharma’s comments note that numerous flaws prevent use of OGD’s proposed new BE method for Vancocin, ViroPharma also believes that, even if the new method was valid, OGD’s actions present new hurdles to the approvability of existing oral vancomycin ANDAs. For example, FDA’s own data demonstrate that Vancocin is not rapidly dissolving, which was a key element of the earlier OGD recommendation. All products for which ANDA’s were filed prior to December 2008 presumably purported to satisfy the now discarded “rapid dissolution” BE standard. Unless those products are reformulated, ViroPharma believes they should not possess “comparable dissolution” profiles to Vancocin as required by the December 2008 draft Vancocin BE method. In addition, there is one inactive ingredient that ViroPharma believes contributes to important performance characteristics of the product that is maintained by ViroPharma as a trade secret. If this inactive ingredient is not present in generic versions of Vancocin, ViroPharma believes those products would fail OGD’s proposed Q1Q2 standard.

ViroPharma’s comments to the December 2008 draft bioequivalence guidance can be found on FDA’s website at http://www.regulations.gov/fdmspublic/component/main?main=DocketDetail&d=FDA-2008-D-0626, or on ViroPharma’s website at http://www.viropharma.com/about%20us/ogd%20petition.aspx.

About Vancocin®

Vancocin® HCL Capsules is approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains. Orally administered Vancocin Capsules are not effective for other types of infection.

To reduce the development of drug-resistant bacteria and maintain the effectiveness of Vancocin Capsules and other antibacterial drugs, Vancocin Capsules should be used only to treat or prevent infections that are proven or strongly suspected to be caused by susceptible bacteria. Adverse events include nephrotoxicity, ototoxicity, reversible neutropenia and “Red Man’s Syndrome.” Infrequently, allergic reactions have been reported. Clinically significant serum concentrations have been reported in some patients treated with Vancocin Capsules for pseudomembranous colitis caused by C. difficile. It is noteworthy that total systemic and renal clearance of vancomycin are reduced in the elderly. Monitoring of serum concentrations may be appropriate in patients with renal insufficiency and/or colitis.

About C. difficile Infection

C. difficile is a bacterium, which under certain circumstances, typically after antibiotic therapy, can colonize the lower gastrointestinal tract where it may produce toxins which cause inflammation of the colon and diarrhea. Without proper treatment, the associated complications of the disease can be deadly. Advanced age, gastrointestinal surgery/manipulation, long length of stay in healthcare settings, a serious underlying illness and compromised immunity are conditions associated with increased risk of disease. According to the U.S. Centers for Disease Control and Prevention (CDC), there are an estimated 400,000 to 500,000 community- and healthcare-associated CDAD cases annually based on 2004 data.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® (vancomycin hydrochloride capsules, USP), approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains, and Cinryze™ (C1 inhibitor (human)) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), also known as C1 inhibitor deficiency (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV), HAE and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Certain statements in this press release may contain forward-looking statements that involve a number of risks and uncertainties, including the Company’s plans to continue to oppose vigorously any bioequivalence approach considered for use in approving generic formulations of Vancocin that does not require rigorous scientific methods to demonstrate safety and efficacy consistent with good medicine and science. There can be no assurance that the FDA will agree with the positions stated in ViroPharma’s Vancocin related submissions or that ViroPharma’s efforts to oppose the OGD’s March 2006 recommendation and FDA’s December 2008 draft guidance to determine bioequivalence to Vancocin through in vitro dissolution testing will be successful. We cannot predict the timeframe in which the FDA will make a decision regarding either ViroPharma’s citizen petition for Vancocin or the approval of generic versions of Vancocin. If we are unable to change the December 2008 draft guidance, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K filed with the Securities and Exchange Commission during 2009, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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